                                                                   EXHIBIT 10.10


                                                               EXECUTION VERSION
================================================================================


                                   $20,000,000

                              AMENDED AND RESTATED

                    LETTER OF CREDIT REIMBURSEMENT AGREEMENT

                                     between

                           SPACE SYSTEMS/LORAL, INC.,
                                  as Borrower,

                                       and

                            JPMORGAN CHASE BANK, N.A.


                       ----------------------------------

                          Dated as of November 21, 2005

                       ----------------------------------


================================================================================

                                TABLE OF CONTENTS

                                                                            Page
SECTION 1.   DEFINITIONS AND PRINCIPLES OF CONSTRUCTION..................      1

      1.01.   Defined Terms..............................................      2
      1.02.   Terms Generally............................................      8
      1.03.   Accounting Terms; GAAP.....................................      8

Section 2.   LETTERS OF CREDIT...........................................      8

      2.01.   General....................................................      9
      2.02.   Notice of Issuance, Amendment, Renewal, Extension; Certain
      Conditions.........................................................      9
      2.03.   Expiration Date............................................      9
      2.04.   Transfer of Existing Letters of Credit.....................     10
      2.05.   Reimbursement..............................................     10
      2.06.   Obligations Absolute; Limitation of Liability..............     11
      2.07.   Practices..................................................     13
      2.08.   Disbursement Procedures....................................     13
      2.09.   Termination and Reduction of Commitment....................     13
      2.10.   Fees.......................................................     13
      2.11.   Default Rate of Interest...................................     14
      2.12.   Increased Costs............................................     14
      2.13.   Taxes......................................................     15
      2.14.   Payments Generally; Treatment..............................     16

Section 3.   COLLATERAL..................................................     16

      3.01.   Cash Collateral............................................     16
      3.02.   Currency Exchange Rate Fluctuations........................     16

Section 4.   CONDITIONS PRECEDENT........................................     17

      4.01.   Conditions to Closing Date.................................     17
      4.02.   Conditions to Each Credit Event............................     18

Section 5.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS..................     19

      5.01.   Corporate Status...........................................     19
      5.02.   Corporate Power and Authority..............................     19
      5.03.   No Violation...............................................     19
      5.04.   Governmental Approvals.....................................     20
      5.05.   Litigation.................................................     20
      5.06.   True and Complete Disclosure...............................     20
      5.07.   Tax Returns and Payments...................................     20
      5.08.   Compliance with Statutes, etc..............................     21
      5.09.   Investment Company Act.....................................     21

      5.10.   Properties.................................................     21
      5.11.   Financial Condition; No Material Adverse Change............     21
      5.12.   Use of Proceeds............................................     21
      5.13.   The Confirmation Order.....................................     22
      5.14.   Security Interests.........................................     22

Section 6.   AFFIRMATIVE COVENANTS.......................................     22

      6.01.   Financial Statements.......................................     22
      6.02.   Certificates; Other Information............................     23
      6.03.   Maintenance of Existence; Compliance.......................     23
      6.04.   Notices....................................................     23
      6.05.   Books, Records and Inspections.............................     24
      6.06.   Taxes......................................................     24

Section 7.   NEGATIVE COVENANTS..........................................     24

      7.01.   Amendment to Plan..........................................     24
      7.02.   Liens......................................................     24
      7.03.   Collateral Requirement.....................................     25

Section 8.   EVENTS OF DEFAULT...........................................     25


Section 9.   MISCELLANEOUS...............................................     26

      9.01.   Right of Setoff............................................     26
      9.02.   Notices....................................................     27
      9.03.   Expenses; Indemnity........................................     28
      9.04.   Benefit of Agreement.......................................     29
      9.05.   No Waiver; Remedies Cumulative.............................     29
      9.06.   Calculations; Computations.................................     29
      9.07.   Governing Law; Submission to Jurisdiction; Venue; Waiver of
      Jury Trial.........................................................     30
      9.08.   Confidentiality............................................     30
      9.09.   Counterparts...............................................     30
      9.10.   Headings Descriptive.......................................     30
      9.11.   Amendment or Waiver........................................     30
      9.12.   Survival...................................................     30

EXHIBITS

Exhibit A   -     Form of Officers' Certificate of the Borrower (Plan Effective
                  Date)
Exhibit B   -     Form of Officers' Certificate of the Borrower (Corporate
                  Documents)

SCHEDULE

Schedule 1  -     Existing Letters of Credit

            AMENDED AND RESTATED LETTER OF CREDIT REIMBURSEMENT AGREEMENT (this "Agreement"), dated as of November 21, 2005, between Space Systems/Loral, Inc. (the "Borrower"), a corporation existing under the laws of the State of Delaware and successor in interest to the DIP Borrower referenced below, and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) (the "Bank").

                              W I T N E S S E T H :
                              - - - - - - - - - -

            WHEREAS, on July 15, 2003 (the "Petition Date"), Space Systems/Loral, Inc. and certain of its affiliates (collectively, the "Debtors") filed voluntary petitions for relief in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") under Chapter 11 of the Bankruptcy Code (as defined below), Case No.
03-41710 (RDD) (the "Bankruptcy Proceeding");


            WHEREAS, on August 1, 2005, the Bankruptcy Court entered the Confirmation Order (as defined below) confirming the Debtors' Fourth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated as of June 3, 2005 (as in effect on the date of confirmation thereof pursuant to the Confirmation Order, the "Plan");

            WHEREAS, pursuant to (i) the Letter of Credit Reimbursement Agreement, dated as of April 2, 2004 (as amended, supplemented or otherwise modified, the "Existing L/C Agreement") between Space Systems/Loral, Inc., as a debtor and a debtor-in-possession (the "DIP Borrower"), and the Bank and (ii) the Orders, the Bank has issued Letters of Credit for the account of the DIP Borrower during the Bankruptcy Proceeding, and the DIP Borrower granted to the Bank a first priority perfected security interest in the Collateral and a Superpriority Claim to secure repayment of the obligations under the Existing L/C Agreement;

            WHEREAS, the DIP Borrower and the Borrower have requested that the Existing L/C Agreement be amended and restated in its entirety such that any Existing Letters of Credit issued and outstanding as of the Effective Date of the Plan will become Letters of Credit issued and outstanding under this Agreement and, pursuant to the Plan and the Confirmation Order, the letter of credit facility described herein shall continue to be available to the Borrower, as a reorganized Debtor, for the issuance of Letters of Credit after the Plan Effective Date;

            WHEREAS, the Bank is willing to amend and restate the Existing L/C Agreement as provided in this Agreement; and

            WHEREAS, it is the intent of the parties hereto that (i) this Agreement amend and restate in its entirety the Existing L/C Agreement and effect the assumption by the Borrower of the obligations of the DIP Borrower outstanding under the Existing L/C Agreement and (ii) all liens and security interests created under the Credit Documents will not be cancelled or discharged and will secure the obligations of the Borrower under this Agreement;

            NOW, THEREFORE, in consideration of the above premises, the Borrower and the Bank hereby agree to amend and restate the Existing L/C Agreement in its entirety as follows:

            Section 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION.

            1.01. Defined Terms.

            As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Affiliate" shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Agreement" shall mean this Amended and Restated Letter of Credit Reimbursement Agreement, as amended, supplemented or otherwise modified from time to time.

            "Alternative Currency" shall mean Euros or Yen.

            "Alternative Currency Letter of Credit" shall mean any Letter of Credit having a face amount denominated in an Alternative Currency.

            "Availability Period" shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitment.

            "Bank" shall have the meaning provided in the preamble.

            "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C.Sections 101 et seq., as now or hereafter in effect, or any successor thereto.

            "Bankruptcy Court" shall have the meaning provided in the recitals hereto.

            "Bankruptcy Proceeding" shall have the meaning provided in the recitals hereto.

            "Bid Bonds" shall mean bonds or other credit support provided by the Borrower in respect of bids made by the Borrower for contracts to build satellites and related components.

            "Borrower" shall have the meaning provided in the preamble.

            "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

            "Cash Collateral Account" shall have the meaning provided in the Cash Collateral Agreement.

            "Cash Collateral Agreement" shall mean the Amended and Restated Cash Collateral Agreement, dated as of even date herewith, between the Borrower and the Bank, as amended, supplemented or otherwise modified from time to time.

            "Change in Law" shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Bank (or, for purposes of Section 2.13(b), by any lending office of the Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

            "Closing Date" shall mean the date on which all of the conditions set forth in Section 4.01 shall have been satisfied.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder and the rulings based thereon. Section references to the Code are to the Code, as in effect at the date of this Agreement, and to any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

            "Collateral" shall have the meaning assigned thereto in the Cash Collateral Agreement.

            "Commitment" shall mean the commitment of the Bank hereunder to issue Letters of Credit, as it may be reduced from time to time pursuant to
Section 2.09. The amount of the Commitment on the Closing Date is $20,000,000.

            "Confirmation Order" shall mean any order of the Bankruptcy Court confirming a Plan pursuant to Section 1129 of the Bankruptcy Code, which shall be in form and substance satisfactory to the Bank and otherwise satisfy the conditions set forth in Section 4.01(b).

            "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

            "Credit Documents" shall mean this Agreement and the Cash Collateral Agreement.

            "Credit Event" shall mean the issuance, amendment, renewal or extension of any Letter of Credit.

            "Debtors" shall have the meaning provided in the recitals hereto.

            "Default" shall mean any event, act or condition specified in
Section 8, which with notice or lapse of time, or both, would, unless cured or waived, constitute an Event of Default.

            "DIP Borrower" shall have the meaning provided in the recitals hereto.

            "Dollars" and the symbol "$" shall each mean freely transferable lawful money of the United States.

            "Dollar Equivalent" shall mean of any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in an Alternative Currency, (i) for purposes of determining the amount of a Reimbursement Obligation, such amount shall be determined at the time that the Bank makes the LC Disbursement giving rise to such Reimbursement Obligation and (ii) in all other cases, the equivalent of such amount in Dollars determined using the rate of exchange quoted by JPMorgan Chase Bank, N.A. in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency.

            "Drawing Document" shall mean any draft or other document presented for purposes of demanding payment under a Letter of Credit.

            "EMU Legislation" shall mean the legislative measures of the European Union for introduction of, changeover to or operation of the euro in one or more Participating Member States.

            "Euro" and the symbol "E" shall mean the single currency of Participating Member States introduced in accordance with the provision of
Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds in such currency.

            "Event of Default" shall have the meaning provided in Section 8.

            "Excluded Taxes" shall mean, with respect to the Bank, (a) Taxes that are imposed on its overall net income by the United States, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which the Bank is organized, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction in which the Bank's Payment Office is located or
(b) in the event that payments are made under the Credit Documents to a jurisdiction outside the United States, any United States withholding taxes payable with respect to such payments under the Credit Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (but excluding any United States withholding taxes payable as a result of any Change in Law occurring after the Closing Date) and any similar tax imposed by any other jurisdiction in which the Bank is located.

            "Existing Letters of Credit" shall mean the collective reference to the Letters of Credit issued and outstanding under this Agreement as of the Closing Date for the account of the Borrower and identified on Schedule 1 hereto.

            "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three federal funds brokers of recognized standing selected by it.

            "Fees" shall mean all amounts payable pursuant or referred to in
Section 2.10.

            "Final Order" shall mean the Final Order Authorizing Space Systems/Loral, Inc. to Obtain Post-Petition Financing Pursuant to 11 U.S.C. Sections 105, 363, 364(c)(1), 364(c)(2) and 364(e), entered by the
Bankruptcy Court on or about April 13, 2004.

            "Good Faith" shall mean honesty in fact in the conduct of the transaction concerned.

            "Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

            "Instructions" has the meaning given to it in Section 2.02.

            "Interim Order" shall mean the Interim Order (A) Authorizing Space Systems/Loral, Inc. to Obtain Post-Petition Financing Pursuant to 11 U.S.C. Sections 105, 362, 364(c)(1), 364(c)(2) and 364(e) and (B) Scheduling a
Final Hearing Pursuant to Bankruptcy Rule 4001(c), entered by the Bankruptcy Court on or about April 1, 2004.

            "ISP" shall mean International Standby Practices 1998 (International Chamber of Commerce Publication Number 590) and any subsequent revision thereof adhered to by the Bank.

            "LC Disbursement" shall mean a payment made by the Bank pursuant to a Letter of Credit.

            "LC Exposure" shall mean, at any time, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

            "Letter of Credit" shall mean any letter of credit issued for the account of the Borrower pursuant to Section 2.01, which letter of credit shall be (i) a standby letter of credit, (ii) issued for the purposes permitted by
Section 5.12, (iii) denominated in Dollars or an Alternative Currency, and (iv) otherwise in such form as may be approved by the Bank.

            "Letter of Credit Application" shall mean an application submitted to the Bank by the Applicant requesting the opening of a Letter of Credit.

            "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the

UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

            "Material Adverse Effect" shall mean a material adverse effect on
(a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Bank under this Agreement or the Credit Documents.

            "Maturity Date" shall mean December 31, 2006.

            "Notice Office" shall mean the collective reference to the following three offices or such other office as the Bank may hereafter designate in writing: (i) JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attn: Richard C. Smith; (ii) JPMorgan Treasury Services, Global Trade Services, Standby Production, 10420 Highland Manor Dr. (Bl. 2, Floor 4), Tampa Bay, Florida 33610, Attn: James Alonzo; and (iii) JPMorgan Chase Bank, N.A., Global Credit Operations, 575 Washington Blvd, Floor 21, Jersey City, New Jersey 07310, Attn: Douglas Ogle.

            "Obligations" shall mean the collective reference to the unpaid amount of Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Reimbursement Obligations and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, or the other Credit Documents, or any Letter of Credit, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Bank that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements, and all
Fees).

            "Orders" shall mean the collective reference to the Interim Order and the Final Order.

            "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

            "Participating Member State" shall mean a member of the European Communities that adopts or has adopted the Euro as its currency in accordance with EMU Legislation.

            "Payment Office" shall mean the Bank's office located at JPMorgan Treasury Services, Global Trade Services, Standby Production, 10420 Highland Manor Dr. (Bl. 2, Floor 4), Tampa Bay, Florida 33610, Attn: James Alonzo.

            "Person" shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

            "Plan" shall have the meaning provided in the recitals.

            "Plan Effective Date" shall mean the date as of which the conditions precedent to effectiveness set forth in the Plan have been satisfied or waived in accordance therewith.

            "Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December.

            "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

            "Reimbursement Obligation" shall mean the obligation of the Borrower to reimburse to the Bank any LC Disbursements pursuant to Section 2.05.

            "Requirement of Law" shall mean as to any Person, the Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Standard Letter of Credit Practice" shall mean, for the Bank, any domestic or foreign law or letter of credit practices applicable in the city in which the Bank issued the Letter of Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised or negotiated the Letter of Credit, as the case may be. Such practices shall be those of (i) banks that regularly issue letters of credit in the particular city and (ii) required or permitted under the ISP or the UCP, as applicable.

            "subsidiary" shall mean, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

            "Subsidiary" shall mean any subsidiary of the Borrower.

            "Superpriority Claim" shall mean a claim against the Borrower in the Bankruptcy Proceeding which is an administrative expense claim having priority over any or all administrative expenses of the kind in Sections 503(b) or 507(b) of the Bankruptcy Code, including a claim pursuant to Section 364(c)(1) of the Bankruptcy Code.

            "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

            "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

            "UCP" shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and any subsequent revision thereof adhered to by the Bank.

            "United States" and "U.S." shall each mean the United States of America.

            "Yen" and the symbol "Y" shall mean freely transferable and lawful money of Japan.

            1.02. Terms Generally.

            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

            1.03. Accounting Terms; GAAP.

            Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Bank that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank notifies the Borrower that the Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

            Section 2. LETTERS OF CREDIT.

            2.01. General.

            Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars or an Alternative Currency in support of its obligations by delivering a Letter of Credit Application, at any time and from time to time during the Availability Period and, subject to the terms and conditions set forth herein and any other legal or regulatory requirements applicable to the Bank, the Bank shall issue such Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate LC Exposure would exceed the Commitments and (ii) the aggregate LC Exposure in respect of Letters of Credit denominated in an Alternative Currency would exceed $12,000,000. For purposes of determining compliance with this Section 2.01, the LC Exposure for each Alternative Currency Letter of Credit shall be at the time of issuance thereof the amount equal to 110% of the Dollar Equivalent of the face amount of such Alternative Currency Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

            2.02. Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.

            To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Bank) to the Bank two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a Letter of Credit Application requesting the issuance of a Letter of Credit, or a notice identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), of the date on which such Letter of Credit is to expire (which shall comply with Section 2.03), the face amount of such Letter of Credit, the name and address of the beneficiary thereof, a description of the transaction to be supported by such Letter of Credit and such other information (collectively, the "Instructions") as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Absent manifest error, the Bank's records of the content of any Instruction shall be conclusive. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the aggregate LC Exposure shall not exceed any of the limits specified in the proviso in Section 2.01 and the conditions specified in
Section 4.02, as applicable, are satisfied. Promptly after issuing any Letter of Credit, the Bank will provide the Borrower with a copy thereof. Each request for an issuance, amendment, renewal or extension of a Letter of Credit shall be irrevocable unless modified or rescinded by the Borrower prior to 10:00 a.m. (New York City time) on the proposed date of issuance, amendment, renewal or extension specified in the Borrower's request.

            2.03. Expiration Date.

            (a) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year term may provide for an annual renewal if such renewal is consented to by the Bank and all conditions precedent specified in Section 4 are met at the time of such renewal.

            (b) If the Maturity Date occurs prior to the expiration of any Letter of Credit, such Letter of Credit shall be replaced and returned to the Bank undrawn and marked "cancelled" on or prior to the Maturity Date.

            2.04. Transfer of Existing Letters of Credit. Each party hereto agrees that, on and at all times after the Plan Effective Date, each of the Existing Letters of Credit shall be deemed to be a Letter of Credit issued pursuant hereto by the Bank for the account of the Borrower for all purposes hereunder and under the other Credit Documents; provided that nothing in this
Section 2.04 shall extend, modify or otherwise affect the existing expiration date of any such Existing Letter of Credit.

            2.05. Reimbursement.

            (a) If the Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Bank for such LC Disbursement by paying directly to the Bank in immediately available funds an amount in Dollars, equal to such LC Disbursement or, in the case of an LC Disbursement in respect of an Alternative Currency Letter of Credit, in the Dollar Equivalent thereof, plus any taxes, fees, charges or other costs or expenses incurred by the Bank in connection with such payment which are obligations of the Borrower hereunder (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the "Payment Amount") on (i) the Business Day on which the Borrower receives notice from the Bank of an LC Disbursement, if such notice is received on such Business Day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day on which the Borrower receives such notice. Each such payment shall be made to the Bank at the Payment Office. Interest shall be payable on each Payment Amount from the date of the applicable drawing until the Business Day next succeeding the date of the relevant notice at the Federal Funds Effective Rate and, thereafter until payment in full of the Payment Amount, at the rate set forth in Section 2.11.

            (b) Unless the Borrower has reimbursed the Bank in accordance with clause (a) above or otherwise advised the Bank in writing, prior to 3:00 P.M, New York City time on the date that any Reimbursement Obligation is due, that the Borrower will satisfy such Reimbursement Obligation by making a payment to the Bank prior to 10:00 a.m. (New York City time) of the next Business Day in accordance with Section 2.05(a) above, the Borrower authorizes the Bank upon any drawing under any Letter of Credit, and the Bank is hereby authorized and directed, without notice to any Person, to withdraw Collateral from the Cash Collateral Account in an amount equal to such Reimbursement Obligation in satisfaction thereof

(with any losses upon liquidation of any investments required to make such transfer being for the account of the Borrower).

            2.06. Obligations Absolute; Limitation of Liability.

            (a) The Borrower's obligation to reimburse LC Disbursements, and the Bank's rights to apply Collateral to such Obligations, as provided in
Section 2.05 and in the Cash Collateral Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Cash Collateral Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or the Cash Collateral Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) payment against presentation of any Drawing Document which is signed, issued or presented by a Person (or a transferee of such Person) purporting to be a successor or transferee of the beneficiary of the Letter of Credit; (v) the Bank or any of its branches or affiliates being the beneficiary of the Letter of Credit; (vi) the Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under the Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (vii) the existence of any claim, set-off, defense or other right that the Borrower or any other Person may have at any time against any beneficiary, any assignee of proceeds, the Bank or any other Person;
(viii) the Bank or any correspondent having previously paid against fraudulently signed or presented Drawing Documents (whether or not the Borrower reimbursed the Bank for such drawing); or (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder.

            (b) Neither the Bank nor any of its Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in clause (a) above), or for any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided that the foregoing shall not be construed to excuse the Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Bank (as finally determined by a court of competent jurisdiction), the Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

            (c) Without limiting any other provision of this Agreement, the
Bank: (i) may (but shall not be obligated to) honor a presentation under a Letter of Credit which on its face substantially complies with the terms of the Letter of Credit; (ii) may honor a presentation of any Drawing Documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; (iii) shall not be responsible for the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness, or legal effect of any presentation under any Letter of Credit or of any Drawing Documents; (iv) may (but shall not be obligated to) disregard any non-documentary conditions stated in any Letter of Credit; (v) may act upon any Instruction which it, in Good Faith believes to have been given by a Person or entity authorized to give such Instruction; (vi) shall not be responsible for any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document, (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; (vii) shall not be responsible for any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person; (viii) may assert or waive any provision of the UCP or ISP which primarily benefits an issuing bank of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place; (ix) may pay any paying or negotiating bank (designated or permitted by the terms of any Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the Standard Letter of Credit Practice applicable to it; and (x) may act or not act as required or permitted under Standard Letter of Credit Practice applicable to it where it has issued, confirmed, advised or negotiated the Letter of Credit, as the case may be.

            (d) The Borrower shall notify the Bank of (i) any noncompliance with any Instruction, any other irregularity with respect to the text of the Letter of Credit or any amendment thereto or any claim of an unauthorized, fraudulent or otherwise improper Instruction, within one (1) Business Day prior to the issuance or amendment of any Letter of Credit and (ii) subject to the limitations of liability of the Bank in Section 5-109 of the UCC, any objection the Borrower may have to the Bank's honor or dishonor of any presentation under the Letter of Credit or any other action or inaction taken or proposed to be taken by the Bank under or in connection with this Agreement or any Letter of Credit, within three (3) Business Days after the Borrower receives notice of the objectionable action or inaction. The failure to so notify the Bank within said times shall discharge the Bank from any loss or liability that the Bank could have avoided or mitigated had it received such notice, to the extent that the Bank could be held liable for damages hereunder; provided that, if the Borrower shall not provide such notice to the Bank within three (3) Business Days of the date of receipt in the case of clause (i) or ten (10) Business Days from the date of receipt of clause (ii), then the Bank shall have no liability whatsoever for such noncompliance, irregularity, action or inaction and the Borrower shall be precluded from raising such noncompliance, irregularity or objection as a defense or claim against the Bank. The Borrower's acceptance or retention of any Drawing Documents presented under or in connection with a Letter of Credit (whether or not the document is genuine) shall ratify the Bank's honor of the presentation and preclude the Borrower from raising a defense, set-off or claim with respect to the Bank's honor of the Letter of Credit. The Bank shall not be required to seek any waiver of discrepancies from the Borrower or to grant any waiver of discrepancies that the Borrower approves or Instructions.

            2.07. Practices.

            Letters of Credit shall be subject to the ISP, or, if specified in
Part I of the Letter of Credit Application, the UCP.

            2.08. Disbursement Procedures.

            The Bank shall, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Bank shall promptly notify the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Bank with respect to any such LC Disbursement.

            2.09. Termination and Reduction of Commitment.

            (a) Unless previously terminated, the Commitment shall terminate on the Maturity Date.

            (b) The Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitment if the then current LC Exposure or any of the sublimits set forth in Section 2.01 would exceed the Commitment.

            (c) The Borrower shall notify the Bank of any election to terminate or reduce the Commitment under paragraph (b) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable. Any termination or reduction of the Commitment shall be permanent.

            2.10. Fees.

            (a) The Borrower agrees to pay to the Bank a facility fee, which shall accrue at the rate of 0.05% per annum on the daily amount of the Commitment (whether used or unused) during the period from and including the date hereof to but excluding the date on which the Obligations are paid in full. Accrued facility fees shall be payable in arrears on each Quarterly Payment Date and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitment terminates shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (b) The Borrower shall pay to the Bank a fee for the issuance, renewal, extension or amendment of a Letter of Credit in an amount equal to 0.25% or, in the case of a Letter of Credit issued, renewed, extended or amended at any time after June 30, 2006, 0.30% of the face amount of such Letter of Credit, to be paid upon the date of issuance, renewal, extension or amendment of each Letter of Credit.

            (c) On or before the Closing Date, the Borrower shall pay to the Bank an amendment fee of $25,000.

            (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Bank. Fees paid shall not be refundable under any circumstances.

            2.11. Default Rate of Interest.

            If any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Federal Funds Effective Rate.

            2.12. Increased Costs.

            (a) If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank; or

            (ii) impose on the Bank any other condition affecting this Agreement or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Bank of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

            (b) If the Bank shall determine that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company as a consequence of this Agreement or the Letters of Credit issued by the Bank, to a level below that which the Bank or the Bank's holding company could have achieved but for such Change in Law (taking into consideration the Bank's policies and the policies of the Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Bank, such additional amount or amounts as will compensate the Bank or the Bank's holding company for any such reduction suffered.

            (c) A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error. The

Borrower shall pay the Bank the amount shown as due on any such certificate within 20 days after receipt thereof.

            (d) Failure or delay on the part of the Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of the Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section 2.12 for any increased costs or reductions incurred more than 270 days prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

            2.13. Taxes.

            (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then
(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) The Borrower shall indemnify the Bank within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Bank on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

            (e) If the Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Bank in the event the Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other person.

            2.14. Payments Generally; Treatment.

            (a) The Borrower shall make each payment required to be made by it hereunder (whether of, fees or reimbursement of LC Disbursements, or of any other amounts payable hereunder, or otherwise) in immediately available funds, without set-off or counterclaim. Any amounts received after 12:00 noon, New York City time on any date may, in the discretion of the Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Bank at its offices at the Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

            (b) If at any time insufficient funds are received by and available to the Bank to pay fully the aggregate amount of unreimbursed LC Disbursements plus interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees, and (ii) second, towards payment of unreimbursed LC Disbursements then due hereunder.

            (c) Subject to the provision of Section 8, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any Credit Document, the Bank shall be entitled to immediate cash payment of such Obligations.

            Section 3. COLLATERAL.

            3.01. Cash Collateral.

            To secure the prompt payment and performance to the Bank of the Obligations of the Borrower under the Letters of Credit, the Borrower has simultaneously herewith entered into the Cash Collateral Agreement pursuant to which the Borrower grants to the Bank a continuing first priority security interest, senior to all other Liens, if any, in the Collateral. Collateral held in the Cash Collateral Account shall not be available for use by the Borrower or any of its subsidiaries or Affiliates for any purpose.

            3.02. Currency Exchange Rate Fluctuations.

            (a) In the event that at any time the Borrower determines that by reason of currency exchange rates any aggregate or individual limits or sublimits set forth in Section 2.01 have been breached, in each case, by more than 5%, the Borrower shall immediately notify the Bank (which notice shall promptly be confirmed in writing). Nothing herein shall obligate the Borrower to monitor currency exchange rates so as to make such determination but shall comply with this
Section 3.02 and Section 4 of the Cash Collateral Agreement if, nonetheless, any such determination has been made.

            (b) The Bank will calculate the LC Exposure (including any portion made in any Alternative Currency) and in any event on each date of receipt of a Letter of Credit Application or request to amend, renew or extend an outstanding Letter of Credit and otherwise not less frequently than once each calendar month.

            In the event that on any date the Bank calculates that by reason of currency exchange rates any limits set forth in the proviso in Section 2.01 have been breached, in each case, by more than 5%, the Bank shall give notice to such effect to the Borrower.

            Section 4. CONDITIONS PRECEDENT.

            4.01. Conditions to Closing Date. The effectiveness of this Agreement and the agreement of the Bank to permit the issuance of any Letter of Credit hereunder from and after the Plan Effective Date is subject to satisfaction of the following conditions precedent:

            (a) Execution and Delivery. The Bank shall have received duly executed counterparts from the Borrower, in its capacity as a reorganized Debtor, and the Bank to this Agreement and the Cash Collateral Agreement;

            (b) Confirmation of the Plan. The Bank shall have received a copy of the Confirmation Order entered by the Bankruptcy Court approving the Plan, which Confirmation Order shall (i) be in form and substance satisfactory to the Bank,
(ii) authorize the Borrower, as a reorganized Debtor, to enter into this Agreement and the other Credit Documents, pay the fees and expenses required thereunder and perform its obligations thereunder, (iii) provide that notwithstanding anything to the contrary in the Plan or the Confirmation Order the Obligations shall not be discharged (and the Pledgor, pursuant to Section 1141(d)(4) of the Bankruptcy Code, shall waive any such discharge), (iv) provide that the Credit Documents shall constitute legal, valid, binding and authorized obligations of the Borrower, as a reorganized Debtor, (v) provide that Liens granted under the Credit Documents shall continue in full force and effect and shall remain binding, enforceable first priority Liens on and security interests in the Collateral to secure the Obligations and (vi) have become a Final Order (as defined in the Plan in effect on the date hereof);

            (c) Occurrence of the Plan Effective Date. The Plan Effective Date shall have occurred, and the Bank shall have received a certificate, dated the Closing Date, signed by the Secretary or any Assistant Secretary, and attested to by the President, any Vice President or the Treasurer of the Borrower, in the form of Exhibit A hereto;

            (d) Corporate Documents; Proceedings.

            The Bank shall have received (i) a certificate, dated the Closing Date, signed by the Secretary or any Assistant Secretary, and attested to by the President, any Vice President or the Treasurer of the Borrower, in the form of Exhibit B hereto with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws, as each may have been amended and restated, of the Borrower and the resolutions of the Borrower referred to in such certificate and (ii) a certificate of the Secretary of State of the State of Delaware certifying the good standing of the Borrower in such jurisdiction and listing all charter documents of the Borrower on file therewith.

            (e) Opinion of Counsel. The Bank shall have received from counsel to the Borrower an opinion addressed to the Bank and dated the Closing Date in form, scope and substance satisfactory to the Bank;

            (f) Payment of Fees. The Borrower shall have paid all costs, fees and expenses due to the Bank on or prior to the Closing Date (including, without limitation, reasonable legal fees and expenses due pursuant to Section 9.03) to the extent due; and

            (g) Existing Letters of Credit. The Cash Collateral Account shall have Collateral in an amount equal to (x) in the case of Existing Letters of Credit or Obligations denominated in Dollars, at least one hundred five (105%) of the LC Exposure in respect of such Existing Letters of Credit and (y) in the case of Existing Letters of Credit denominated in an Alternative Currency, at least one hundred ten percent (110%) of the LC Exposure in respect of such Existing Letters of Credit.

            4.02. Conditions to Each Credit Event. Each Credit Event is subject to the satisfaction of the following conditions:

            (a) Sufficient Collateral.

            The Bank shall have received sufficient Collateral in respect of such Credit Event in accordance with the terms of the Cash Collateral Agreement;

            (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date, either before or immediately after giving effect to such Credit Event requested to be made on such date;

            (c) Representations and Warranties.

            All representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

            (d) Letter of Credit Request. The Bank shall have received a request for the extension, amendment or renewal of any Letter of Credit meeting the requirements of Section 2.02 or a Letter of Credit Application, such request or Letter of Credit Application to include a certification by the Borrower, that after giving effect to the issuance, renewal, amendment or extension of the requested Letter of Credit and the proposed use of any proceeds thereof, that the conditions precedent in this Section 4.02 shall have been satisfied.

            Section 5. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

            In order to induce the Bank to enter into this Agreement and issue Letters of Credit, the Borrower makes the following representations and warranties to, and agreements with, the Bank, all of which shall survive the execution and delivery of this Agreement and the issuance of any Letter of Credit, with the execution and delivery of this Agreement and the occurrence of each Credit Event being deemed to constitute a representation and warranty that the matters specified in this Section 5 are true and correct on and as of the date of such execution and delivery and the date of each such Credit Event:

            5.01. Corporate Status.

            The Borrower, in its capacity as a reorganized Debtor, (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its formation or incorporation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified as a foreign company or corporation and in good standing in each jurisdiction where the failure to so qualify or be in good standing would have a material adverse effect on such corporation.

            5.02. Corporate Power and Authority.

            Upon the occurrence of the Plan Effective Date, pursuant to the terms of the Plan and the Confirmation Order, the Borrower, in its capacity as a reorganized Debtor, has the corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement, any Letter of Credit Application or request for an amendment, renewal or extension of a Letter of Credit, any Instructions and the Cash Collateral Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement and the Cash Collateral Agreement. Upon the occurrence of the Plan Effective Date, the Borrower has duly executed and delivered this Agreement and the Cash Collateral Agreement, and each of this Agreement, its Reimbursement Obligations under all Letters of Credit and the Cash Collateral Agreement constitutes, and any Letter of Credit Application or request for an amendment, renewal or extension of a Letter of Credit will constitute, its legal, valid and binding obligation enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

            5.03. No Violation.

            Upon the occurrence of the Plan Effective Date, neither the execution, delivery or performance by the Borrower of this Agreement or the Cash Collateral Agreement, nor compliance by it with the respective terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than pursuant to the Credit Documents) upon any of the property or assets of the Borrower pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which the Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject, including the Plan or (iii) will violate any provision of the by-laws or Certificate of Incorporation of the Borrower.

            5.04. Governmental Approvals.

            Upon the occurrence of the Plan Effective Date, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the Closing
Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Agreement or the Cash Collateral Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement or the Cash Collateral Agreement.

            5.05. Litigation.

            Except as publicly or otherwise disclosed to the Bank prior to the date hereof, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened with respect to any Credit Document.

            5.06. True and Complete Disclosure.

            All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Bank (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is true and accurate in all material respects on the date as of which such information is dated or certified and does not omit to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided, it being understood that any projections delivered were prepared in Good Faith on assumptions believed by the Borrower to be appropriate but actual results may materially differ from the projections.

            5.07. Tax Returns and Payments.

            The Borrower and its Subsidiaries have filed all Tax returns required to be filed by it and has paid all income Taxes payable by it which have become due pursuant to such Tax returns and all other Taxes and assessments payable by it which have become due, other than those which (a) are not material, (b) payment of which has been stayed as a result of the Bankruptcy Proceeding or (c) are being contested in good faith and for which adequate reserves have been established. Each of the Borrower and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal and state income Taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

            5.08. Compliance with Statutes, etc.

            The Borrower is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as would not, in the aggregate, have a material adverse effect on the business, operations, property, assets or financial condition of the Borrower.

            5.09. Investment Company Act.

            The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            5.10. Properties.

            (a) The Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

            (b) The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            5.11. Financial Condition; No Material Adverse Change.

            (a) The Borrower has heretofore furnished to the Bank (i) the consolidated balance sheet and statements of income, stockholders equity and cash flows of Loral Space & Communications, Ltd. as of and for the fiscal year ended December 31, 2003, reported on by Deloitte & Touche LLP, independent public accountants and (ii) the Form 10-Qs filed by Loral Space & Communications, Ltd. for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Loral Space & Communications, Ltd. and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, and solely in the case of the Form 10-Qs referenced in clause (ii) above, subject to year end audit adjustments and the absence of footnotes.

            (b) Except as may have been disclosed in the Form 10-Qs for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 of Loral Space & Communications Ltd., since December 31, 2003, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

            5.12. Use of Proceeds.

            The Letters of Credit requested hereunder shall be used only to provide credit support (x) in connection with Bid Bonds and bids made by the Borrower for contracts to build satellites and related components and (y) for general corporate purposes, including, without limitation, workers' compensation obligations.

            5.13. The Confirmation Order.

            As of the date of the submission of a Letter of Credit Application or the request for a renewal, amendment or extension of a Letter of Credit, the Confirmation Order has not been stayed, amended, vacated, reversed, rescinded or otherwise modified in any respect (except in accordance with the terms hereof).

            5.14. Security Interests.

            The security interests and the Liens granted pursuant to this Agreement and the Cash Collateral Agreement upon the occurrence of the Plan Effective Date are (a) valid first priority security interests in all of the Collateral and the Cash Collateral Account, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of the Borrower and its affiliates and any Persons purporting to purchase any Collateral from the Borrower and (b) prior to all other security interests and Liens on the Collateral.

            Section 6. AFFIRMATIVE COVENANTS.

            The Borrower covenants and agrees that on and after the Closing Date and until the Commitment has terminated, and all Letters of Credit have terminated and, Fees and all other obligations incurred hereunder and under the other Credit Documents, are paid in full, the Borrower shall:

            6.01. Financial Statements.

            Furnish to the Bank:

            (a) as soon as available, but in any event within 75 days after the end of each fiscal year of the Borrower, the annual report of Loral Space & Communications Ltd. on Form 10-K, and for any financial statements and related materials delivered after the Plan Effective Date, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

            (b) as soon as available, but in any event not later than 40 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the quarterly report of Loral Space & Communications Ltd. reported on Form 10-Q;

            (c) as soon as is available, but in any event not later than 10 days after the Borrower furnishes its annual report on Form 10-K to the Bank pursuant to clause (a) above, the Borrower's quarterly operating statements for the last quarter in such fiscal year in the form of the Borrower's monthly operating statements in the form previously provided to the Bank; and

            (d) as soon as is available, but in any event not later than 10 days after the Borrower furnishes its quarterly reports on Form 10-Q to the Bank pursuant to clause (b) above, the Borrower's monthly operating statements in the form previously provided to the Bank.

            All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

            6.02. Certificates; Other Information.

            Furnish to the Bank:

            (a) concurrently with the delivery of any financial statements pursuant to Section 6.01, a certificate of a responsible officer of the Borrower stating that such responsible officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

            (b) promptly, such additional financial and other information as the Bank may from time to time reasonably request.

            6.03. Maintenance of Existence; Compliance.

            (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law, the noncompliance with which, in the aggregate, could reasonably be expected to have a Material Adverse Effect of the type set forth in clauses (b) and (c) of the definition thereof, except for any such Requirements of Law being contested in good faith by appropriate proceedings.

            6.04. Notices.

            Promptly give notice to the Bank of:

            (a) the occurrence of any Default or Event of Default;

            (b) any litigation, or proceeding or, to the knowledge of the Borrower, any investigation that, in each case, may exist at any time between the Borrower or any of its Subsidiaries or Affiliates and any Governmental Authority, that if adversely determined, could reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding to which the Borrower or any of its Subsidiaries or Affiliates is a party (i) the primary purpose of which is to challenge the legality, validity or enforceability of the Credit Documents, or
(ii) seeks to prohibit the ownership or operation by the Borrower or any of its Subsidiaries or Affiliates of all or a material portion of their respective businesses or assets; or

            (d) any development or event (other than any litigation or proceeding) that has had or could reasonably be expected to have a Material Adverse Effect.

            6.05. Books, Records and Inspections.

            (a) Keep proper books of record and account entries in conformity with generally accepted accounting principles reflecting all dealings and transactions in relation to its business and activities.

            (b) Permit officers and designated representatives of the Bank to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of record and account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as the Bank may request.

            6.06. Taxes.

            Pay and discharge or cause to be paid and discharged when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property (real, personal or mixed), or upon any part thereof; provided, however, that the failure of the Borrower to pay any such Tax, assessment, charge, levy or claim shall not constitute a breach of this covenant if (a) such payment is not material or (b) for so long as the amount, applicability or validity thereof shall concurrently be contested in good faith by appropriate and timely proceedings diligently conducted, and if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor, and neither the Borrower's nor any such Subsidiary's title to or right to use of any of its property is impaired in any material respect by reason of such contest.

            Section 7. NEGATIVE COVENANTS.

            The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any other amount is owing to the Bank, the Borrower shall not:

            7.01. Amendment to Plan.

            On or after the Plan Effective Date, make or consent to any amendment to the Plan (as the same is in effect on the Plan Effective Date) that could reasonably be expected to materially and adversely affect (i) the ability of the Borrower to perform its obligations hereunder or under any of the Credit Documents entered into on or as of the Plan Effective Date or (ii) the rights and remedies of the Bank hereunder or under any of the Credit Documents or with respect to the Collateral.

            7.02. Liens.

            Create, incur, assume or suffer to exist any Lien upon any Collateral, whether now owned or hereafter acquired, except for Liens securing the Borrower's obligations to the Bank under this Agreement and the other Credit Documents.

            7.03. Collateral Requirement.

            Fail at any time to maintain the Collateral pursuant to the terms of this Agreement and the Cash Collateral Agreement.


            Section 8. EVENTS OF DEFAULT.

            Upon the occurrence of any of the following specified events and the continuance thereof beyond any applicable grace period (each an "Event of Default")

            (a) the Borrower shall (i) default, and such default shall continue for one or more Business Days, in the payment of any Reimbursement Obligation in respect of any LC Disbursement when and as the same shall become due and payable, (ii) default, and such default shall continue unremedied for two or more Business Days, in the payment when due of any interest on any such amounts or (iii) default, and such default shall continue unremedied for five or more Business Days, in payment when due of any Fees or any other amounts owing hereunder; or

            (b) any representation, warranty or statement made by the Borrower in this Agreement or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

            (c) the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in (i) this Agreement or the Cash Collateral Agreement and such default shall continue unremedied for a period of 30 days or (ii) Section 6.04(a), Section 7 or Section 4 of the Cash Collateral Agreement; or

            (d) any material provision of any Credit Document shall, for any reason, cease to be valid and binding on the Borrower; or

            (e) the Confirmation Order is stayed, reversed, vacated or otherwise modified after the date hereof in any manner that could reasonably be expected to materially and adversely affect the Borrower's ability to perform its obligations under the Credit Documents; or

            (f) (i) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any of its Affiliates shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower in any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or
(iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in the foregoing clause (i), (ii), or (iii); or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) the Bank shall at any time cease to have a validly perfected, first priority Lien on the Collateral;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and all amounts owing under this Agreement and the other Credit Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable and (B) if such event is any other Event of Default, the Bank may take any or all of the following actions, upon written notice to the Borrower: (i) declare the Commitment to be terminated forthwith, whereupon the Commitment of the Bank to renew, amend or issue any Letters of Credit shall forthwith terminate immediately; and/or (ii) declare all amounts owing under this Agreement and the other Credit Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be immediately due and payable; and/or (iii) terminate any Letter of Credit which may be terminated in accordance with its terms and/or (iv) charge, set-off and otherwise apply all or any part of the Collateral against unpaid Obligations then due or which subsequently become due. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this
Section 8, amounts held in the Cash Collateral Account shall be applied by the Bank to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in the Cash Collateral Account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

            Section 9. MISCELLANEOUS

            9.01. Right of Setoff.

            In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person (other than upon five (5) Business Days' written notice to the Borrower), any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank, including all deposits held in the Cash Collateral Account, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Bank, or any branch or agency thereof to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to the Bank under this Agreement or under any of the other Credit Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether the Bank shall have made any demand hereunder and although such Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

            9.02. Notices.

            Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier) or by telephone (but if by telephone, confirmed immediately by telecopier) and mailed or telecopied: if to the Borrower, at its address specified opposite its signature below; if to the Bank, at the Notice Office; or, as to the Borrower, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower. No such notice or communication shall be effective until received.

            9.03. Expenses; Indemnity.

            (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank, in connection with the preparation, negotiation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses paid to third parties by the Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Bank, including the reasonable fees, charges and disbursements of any counsel for the Bank in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

            (b) The Borrower shall indemnify the Bank and each Affiliate of the Bank (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any expert witness or counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby; (ii) any Letter of Credit or the use of the proceeds therefrom (including any refusal by the Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit);
(iii) any transfer, sale, delivery, surrender, or endorsement of any Drawing Document at any time(s) held by any Indemnitee in connection with any Letter of Credit; (iv) any independent undertakings issued by the beneficiary of any Letter of Credit; (v) any unauthorized, fraudulent or improper Instructions or error in computer transmission; (vi) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of such Indemnitee;
(vii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries; or (viii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

            (c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, or Letter of Credit or the use of the proceeds thereof.

            (d) All amounts due under this Section 9.03 shall be payable not later than 15 days after written demand therefor.

            9.04. Benefit of Agreement.

            This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its rights or obligations hereunder or under any other Credit Document without the prior written consent of the Bank. The Bank may at any time grant participations in any or all of its rights and/or obligations hereunder to another financial institution; provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to receive the additional amounts under Section 2.12 to, and only to, the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold; and provided further, that the Bank shall not transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of any Commitment and that an increase in any Commitment shall be permitted without the consent of any participant if such participant's participation is not increased as a result thereof) or (ii) permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement except in accordance with the terms hereof and thereof.

            9.05. No Waiver; Remedies Cumulative.

            No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or the Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank to any other or further action in any circumstances without notice or demand.

            9.06. Calculations; Computations.

            All computations of interest in respect of Fees and interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

            9.07. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

            (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding between the Borrower and any other party to this Agreement or any other Credit Document arising out of or with respect to this Agreement or any other Credit Document must be brought in the state courts of the State of New York located in the County of New York or in the courts of the United States for the Southern District of New York, and the Borrower submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding or judgment. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02, such service to become effective 30 days after such mailing. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            (b) Each of the Bank and the Borrower hereby irrevocably waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in Section 9.07(a) and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            (c) Each of the Borrower and the Bank waives, to the fullest extent it may legally and effectively do so, any right it may have to jury trial in any legal proceeding directly or indirectly arising out of or relating to each of the Borrower's and the Bank's rights and obligations under this Agreement or transactions contemplated hereby (whether based on contract, tort or any other theory).

            9.08. Confidentiality.

            The Bank shall hold, and shall cause its participants and prospective participants, if any, to agree to hold, all non-public information obtained pursuant to the requirements of any Credit Document which has been identified as such by the Borrower in accordance with its customary procedure for handling confidential information of such nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by any bona fide assignee, transferee or participant or as legally required or reasonably requested by any governmental agency or representative thereof or pursuant to legal process.

            9.09. Counterparts.

            This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Bank.

            9.10. Headings Descriptive.

            The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            9.11. Amendment or Waiver.

            Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by the Bank and, in the case of any amendment, by the Borrower.

            9.12. Survival.

            All indemnities set forth herein including, without limitation, in Sections 2.06 and 9.03 shall survive the execution and delivery of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                        SPACE SYSTEMS/LORAL, INC.


                                        By /s/ Avi Katz
                                           -------------------------------------
                                        Name:
                                        Title:

                                        Address:

                                        Attention:
                                        Fax number:
                                        Telephone:

                                        JPMORGAN CHASE BANK, N.A.

                                        By: /s/ Richard C. Smith
                                           -------------------------------------
                                        Name:  Richard C. Smith
                                        Title: Vice President